As filed with the Securities and Exchange Commission on January 12, 2018.

Registration No. 333-221560

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AMERICOLD REALTY TRUST

(Exact name of Registrant as specified in its Governing Instruments)

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

(678) 441-1400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Fred Boehler

President and Chief Executive Officer

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

(678) 441-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

C. Spencer Johnson, III Keith M. Townsend Gibbs P. Fryer King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, GA 30309 (404) 572-4600	Edward F. Petrosky J. Gerard Cummins Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Offering Price (1)(2)	Amount of Registration Fee (1)
Common Shares of Beneficial Interest, $0.01 par value per share	27,600,000	$16.00	$441,600,000	$54,979.20 (3)

(1)	Includes common shares issuable upon the exercise of the underwriters’ option to purchase additional common shares. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Americold Realty Trust has prepared this Amendment No. 3 to the Registration Statement on Form S-11 (File No. 333-221560) for the purpose of filing Exhibit 5.1, Exhibit 8.1, Exhibit 10.20, Exhibit 10.21, Exhibit 23.4 (included as part of Exhibit 5.1) and Exhibit 23.5 (included as part of Exhibit 8.1) to the Registration Statement. Amendment No. 3 does not modify any provisions of the Prospectus constituting Part I of the Registration Statement. Accordingly, such Prospectus has not been included herein. Terms not otherwise defined herein shall have the meaning ascribed to them in the Registration Statement.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than the underwriting discount, expected to be incurred by Americold Realty Trust (the “Registrant”) in connection with the sale of common shares being registered. All amounts are estimated except for Securities and Exchange Commission (“SEC”) registration fees, Financial Industry Regulatory Authority (“FINRA”) filing fees and New York Stock Exchange (“NYSE”) listing fees.

SEC registration fee	$54,979
FINRA filing fee	66,740
NYSE listing fee	295,000
Printing and engraving expenses	1,800,000
Legal fees and expenses	4,150,000
Accounting fees and expenses	2,500,000
Transfer agent fees and expenses	5,000
Miscellaneous fees and expenses	122,281

Total	$8,994,000

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

Pursuant to the Americold Realty Trust 2010 Equity Incentive Plan, since September 1, 2014, the Registrant has issued (1) stock options to purchase an aggregate of 2,750,000 of its common shares to trustees, officers, employees and other eligible plan participants of the Registrant, of which options to purchase 370,000 common shares terminated without issuance or were forfeited by the participant, at an exercise price of $9.81 and (2) restricted stock units with respect to an aggregate of 196,332 of its common shares. The issuance of such stock options and restricted stock units and the issuance of common shares upon exercise of such stock options and settlement of such restricted stock units are deemed to be exempt from the registration requirements of the Securities Act or 1933, as amended (the “Securities Act”), in reliance on either or both of Rule 701 promulgated under the Securities Act or Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation.

Item 34. Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust to include a provision in its declaration of trust eliminating the liability of its trustees and officers to the trust and its shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s amended and restated declaration of trust (“declaration of trust”) contains a provision that eliminates its trustees’ and officers’ liability to the trust and its shareholders for money damages to the maximum extent permitted by Maryland law.

The Maryland REIT Law, or the MRL, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits a Maryland corporation from indemnifying a director or officer who has been adjudged liable in a suit by the corporation or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received, however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, the Registrant’s declaration of trust and the Registrant’s amended and restated bylaws (“bylaws”) obligate it to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as a trustee, observer on our board of trustees or officer; or

•	while a trustee, observer on our board of trustees or officer and at the Registrant’s request, as a director, officer, partner, trustee, member, manager, employee or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust or employee benefit plan or any other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of the Registrant or any of its predecessors.

Upon the completion of the offering, the Registrant will have entered into indemnification agreements with each of its trustees and executive officers and any observer to its board of trustees.

Item 35. Treatment of Proceeds from Stock being Registered.

None.

Item 36. Exhibits and Financial Statement Schedules.

(a) Financial Statements. See page F-1 for an index of the financial statements included in the registration statement.

(b) Exhibits.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement

3.1**	Form of Amended and Restated Declaration of Trust

3.2**	Form of Amended and Restated Bylaws

4.1**	Form of Share Certificate for Common Shares

5.1	Opinion of Venable LLP

8.1	Opinion of King & Spalding LLP

10.1**	Credit Agreement, dated as of December 1, 2015, by and among Americold Realty Operating Partnership, L.P., the Several Lenders and Letter of Credit Issuers from Time to Time Parties Thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.2**	Guarantee and Collateral Agreement, dated as of December 1, 2015, by and among Americold Realty Operating Partnership, L.P., the Subsidiaries of Americold Realty Operating Partnership, L.P. identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent

10.3**	Amendment No. 1 to Credit Agreement, dated as of July 18, 2016, by and among Americold Realty Operating Partnership, L.P., the other Loan Parties party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent

10.4**	Amendment No. 2 dated as of January 20, 2017, to the Credit Agreement dated as of December 1, 2015, among Americold Realty Operating Partnership, L.P., the Lenders and Letter of Credit Issuers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.5**	Incremental Joinder Agreement dated as of February 8, 2017, to the Credit Agreement dated as of December 1, 2015, among Americold Realty Operating Partnership, L.P., the Lenders and Letter of Credit Issuers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.6**	Incremental Joinder Agreement dated as of May 11, 2017, to the Credit Agreement dated as of December 1, 2015, among Americold Realty Operating Partnership, L.P., the Lenders and Letter of Credit Issuers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.7**	Form of Credit Agreement by and among Americold Realty Operating Partnership, L.P., the Several Lenders and Letter of Credit Issuers from Time to Time Parties Thereto and Bank of America, National Association, as Administrative Agent

10.8**	Form of Guarantee and Collateral Agreement by and among Americold Realty Operating Partnership, L.P., the Subsidiaries of Americold Realty Operating Partnership, L.P. identified therein and Bank of America, National Association, as Administrative Agent

10.9**#	Form of Employment Agreement between AmeriCold Logistics, LLC and Fred Boehler

10.10**#	Form of Employment Agreement between AmeriCold Logistics, LLC and Marc Smernoff

Exhibit No.	Description

10.11**#	Form of Employment Agreement between AmeriCold Logistics, LLC and Thomas Novosel

10.12**#	Form of Employment Agreement between AmeriCold Logistics, LLC and Thomas Musgrave

10.13**#	Form of Employment Agreement between AmeriCold Logistics, LLC and Andrea Darweesh

10.14**#	Americold Realty Trust 2010 Equity Incentive Plan

10.15**#	Form of Americold Realty Trust 2017 Equity Incentive Plan

10.16**#	Form of Indemnification Agreement

10.17**	Form of Amended and Restated Shareholders Agreement

10.18**	Form of Registration Rights Agreement

10.19**	Limited Partnership Agreement of Americold Realty Operating Partnership, L.P.

10.20	Equity Investor Agreement, dated as of January 11, 2018, by and among YF ART Holdings, L.P., GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GSCP VI Offshore IceCap Investment, L.P., GSCP VI GmbH IceCap Investment, L.P., IceCap2 Holdings, L.P., Charm Progress Investment Limited and Americold Realty Trust

10.21#	Americold Realty Trust 2008 Equity Incentive Plan

21.1**	List of Subsidiaries

23.1**	Consent of Ernst & Young LLP

23.2**	Consent of Ernst & Young Hua Ming LLP

23.3**	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP

23.4	Consent of Venable LLP (included as part of Exhibit 5.1)

23.5	Consent of King & Spalding LLP (included as part of Exhibit 8.1)

23.6**	Consent of The Global Cold Chain Alliance

23.7**	Consent of Cushman & Wakefield of Illinois, Inc.

23.8**	Consent to be Named as Trustee Nominee (James R. Heistand)

23.9**	Consent to be Named as Trustee Nominee (Michelle M. MacKay)

23.10**	Consent to be Named as Trustee Nominee (Mark R. Patterson)

23.11**	Consent to be Named as Trustee Nominee (Andrew P. Power)

24.1**	Power of Attorney

**	Previously filed.
#	Indicates management contract or compensatory plan.

Item 37. Undertakings.

The undersigned Registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia on the 12th day of January 2018.

AMERICOLD REALTY TRUST

By:	/s/ Fred Boehler
	Name:	Fred Boehler
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred Boehler Fred Boehler	President, Chief Executive Officer and Trustee (Principal Executive Officer)	January 12, 2018

/s/ Marc Smernoff Marc Smernoff	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	January 12, 2018

/s/ Thomas C. Novosel Thomas C. Novosel	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	January 12, 2018

* George J. Alburger, Jr.	Trustee	January 12, 2018

* Jeffrey M. Gault	Trustee	January 12, 2018

* Bradley J. Gross	Trustee	January 12, 2018

* Joel A. Holsinger	Trustee	January 12, 2018

* Ronald Burkle	Trustee	January 12, 2018

* Christopher Crampton	Trustee	January 12, 2018

* Richard d’Abo	Trustee	January 12, 2018

* Gregory Mays	Trustee	January 12, 2018

* Terrence J. Wallock	Trustee	January 12, 2018

*By:	/s/ Marc Smernoff
Marc Smernoff Attorney-in-Fact